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                                                                    EXHIBIT 99.1

[WAXMAN LOGO]
WAXMAN INDUSTRIES, INC.                                             OTC: WAXX
                                                        http://www.waxmanind.com

                                  NEWS RELEASE



                        Waxman Industries, Inc. Announces
       Financial Restructuring Agreement to Eliminate $128 Million in Debt


           Agreement Includes Divestiture of Interest in Barnett Inc.
           ----------------------------------------------------------

BEDFORD HEIGHTS, Ohio, July 10, 2000 -- Waxman Industries, Inc. (OTC Bulletin
Board: WAXX), a holding company for businesses supplying specialty plumbing and other products to the U.S. repair and remodeling market, reported it has reached agreements with, among others, a committee representing its bondholders for the monetization of it ownership of Barnett Inc. common stock and the financial restructuring of Waxman Industries. These agreements include Waxman's agreement to vote in favor of the acquisition of Barnett Inc. (Nasdaq: BNTT) by Wilmar Industries Inc. for $13.15 per share, which was announced today by Barnett.

         The comprehensive financial restructuring plan includes the sale of the
7.2 million common shares of Barnett Inc. owned by the Company. The sale proceeds will be used to pay certain transaction related costs and reduce the Company's bank facility by $9.9 million, to pay taxes, and to satisfy all of the $99.3 million of Waxman Industries' 12-3/4% Deferred Coupon Notes (the "Deferred Coupon Notes") and $35.9 million of Waxman USA's 11-1/8% Senior Notes (the "Senior Notes"). The agreement to sell the Barnett shares is subject to certain conditions, including regulatory and shareholder approval and certain financing conditions, and is expected to close early in the fall of 2000.

         The restructuring plan does not involve any of the Company's operating subsidiaries, including Waxman Consumer Products Group, Medal of Pennsylvania, Inc., WAMI Sales Inc., or the operations in Taiwan and China (TWI and CWI). The operating subsidiaries, which have their own bank credit facility, will continue to pay all of their trade creditors, employees and other liabilities under normal trade conditions.

         "We are pleased that the lengthy process to finalize the agreements relating to the sale of Barnett and our financial restructuring are complete, and look forward to the closing of these transactions. We are optimistic that these transaction will translate into new business opportunities and confidence in our future for our business partners and employees." said Armond Waxman, President and Co-Chief Executive Officer.


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         The only creditors affected by this settlement are the Company's
Deferred Coupon Note holders. After the sale of the Barnett common stock is completed, Waxman Industries Inc. will file a pre-negotiated plan of reorganization with the Bankruptcy Court, that has been jointly developed and will be jointly sponsored by the committee of Deferred Coupon Note holders (which represents holders of approximately 87% of such notes), in order to more effectively complete the transaction, and to cause the remaining Deferred Coupon Note holders to accept the same discount as the committee members. The Company believes that the Joint Plan should proceed quickly because it has the overwhelming support of the Deferred Coupon Note holders, the only impaired class of creditors. The Company expects to complete the Plan by late -- 2000.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements on this Press Release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the beliefs of the Company and its management. When used in this document, the words "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should," and similar expressions are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including, but not limited to, the risk that the Company may not be able to implement its deleveraging strategy, risks associated with currently unforeseen competitive pressures and risks affecting the Company's industry, such as decreased consumer spending, customer concentration issues and the effects of general economic conditions. In addition, the Company's business, operations and financial condition are subject to the risks, uncertainties and assumptions which are described in the Company's reports and statements filed from time to time with the Securities and Exchange Commission. Should one or more of those risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein.